Exhibit 99.1
Company Press Release

Source: Salisbury Bancorp, Inc.
Friday, January 16, 2009

Salisbury Contact: John F. Perotti-Chairman and Chief Executive Officer
                   (860) 435-9801 x 1001 or jp@salisburybank.com

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces Preliminary Approval of Participation in Treasury's Capital Purchase Program

Lakeville, Connecticut, January 16, 2009/PRNewswire... Salisbury Bancorp, Inc. (NYSE Alternext US:SAL)(the "Company"), the holding company for Salisbury Bank and Trust Company, announced today that the Company has received preliminary approval from the U.S. Treasury to participate in the Treasury's Capital Purchase Program in the amount of Eight Million, Eight Hundred Sixteen Thousand Dollars ($8,816,000). If the Company participates in the Treasury's Capital Purchase Program, it will issue to the U.S. Treasury Preferred Stock and Warrants to purchase Common Stock.

If the Company determines to participate in the Treasury's Capital Purchase Program, it will be necessary to hold a meeting of shareholders to consider approval of an amendment to the Company's Certificate of Incorporation to authorize shares of Preferred Stock.

There can be no assurance that the Company will participate in the Treasury's Capital Purchase Program or if it does, the amount of its participation. The terms of participation in the Capital Purchase Program and of any securities to be issued may be viewed at www.treasury.gov/initiatives/eesa.

This press release is not a request to execute or not execute, or to revoke, a proxy. Shareholders are advised to read the proxy statement for any meeting should it become available because it would contain important information. Any such proxy statement would be available for free at the Securities and Exchange Commission's website at www.sec.gov. The Company would also provide a copy of any definitive proxy statement for free when it becomes available upon written request to John F. Foley, Chief Financial Officer, Treasurer & Secretary, Salisbury Bancorp, Inc., P. O. Box 1868, Lakeville, Connecticut 06039-1868.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is a community bank. The Company has assets in excess of $480 million and capital in excess of $38 million and has served the communities of northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon as well as Lakeville, Connecticut, South Egremont and Sheffield, Massachusetts

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and Dover Plains,  New York.  The Bank offers a full  complement of consumer and business banking products and services as well as trust and wealth advisory services.

Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Because these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company's quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission's internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward- looking statements.


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